FOR IMMEDIATE RELEASE

March 19, 2003

                            CONTACTS: (Media) Marybeth Thorsgaard (763) 764-6364
                            --------      (Analysts) Kris Wenker  (763) 764-2607


             GENERAL MILLS REPORTS FISCAL 2003 THIRD QUARTER RESULTS

        PERIOD INCLUDES FULL 13 WEEKS OF PILLSBURY RESULTS IN BOTH YEARS

                   NET SALES GREW 11 PERCENT TO $2.65 BILLION

               NET EARNINGS INCREASED 193 PERCENT TO $240 MILLION

            EARNINGS BEFORE UNUSUAL ITEMS TOTALED 67 CENTS PER SHARE

                          COMPANY RAISES ANNUAL OUTLOOK


MINNEAPOLIS, MN - General Mills, Inc. (NYSE: GIS) today reported record results for the third quarter of fiscal 2003. Third quarter comparisons include 13 full weeks of Pillsbury results in both fiscal 2003 and 2002. Net sales for the quarter ended Feb. 23, 2003, grew 11 percent to $2.65 billion. Worldwide unit volume increased 5 percent. Favorable sales mix, pricing and lower promotional spending also contributed to the increase in net revenues.

          Earnings results for both 2003 and 2002 include unusual items expense, reflecting transaction and integration costs associated with the Pillsbury




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acquisition completed Oct. 31, 2001. (PLEASE SEE THE SECTION BELOW TITLED
UNUSUAL ITEMS.) Including unusual items expense, net earnings after tax grew 193 percent to $240 million. Earnings per diluted share (EPS) totaled 63 cents, up from 22 cents earned in last year's third quarter. Excluding unusual items, third-quarter earnings after tax totaled $255 million in 2003 compared to $107 million in 2002. Diluted earnings per share excluding unusual items totaled 67 cents, more than double the 28 cents earned in last year's third quarter.

         General Mills Chairman and Chief Executive Officer Steve Sanger said the quarter was further evidence of the strength of combining Pillsbury and General Mills. "After a strong first half, our growth accelerated in the third quarter with unit volume up 5 percent worldwide and up 7 percent for our U.S. retail businesses. Net sales grew even faster than volumes, and the result was stronger than expected earnings for the period."

Year-to-date Results
--------------------

General Mills' nine-month results include a full 39 weeks of Pillsbury operations in fiscal 2003 compared to 16 weeks in fiscal 2002. Through nine months, net sales increased 42 percent to $7.96 billion. Net earnings grew 73 percent to $692 million, and diluted earnings per share totaled $1.84 per share, up 51 percent from $1.22 per share earned in the same period last year. Excluding unusual items expense in both years, nine-month earnings totaled $756 million in 2003 and $488 million in 2002. Diluted earnings per share before unusual items totaled $2.00 for the current year-to-date, up 35 percent from $1.48 earned last year.



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


Unusual Items
-------------

Third quarter results included unusual items expense associated with Pillsbury transaction and integration costs of $22 million pretax in 2003 and $39 million pretax in 2002. Through nine months, unusual items expense totaled $98 million pretax in 2003 compared to $133 million pretax in 2002. The effects of these unusual expenses on after-tax earnings and earnings per share are summarized in the table below. The company currently expects to record additional unusual items expense related to the Pillsbury acquisition of approximately $15 to $20 million pretax in the fourth quarter of fiscal 2003.

                                EARNINGS SUMMARY
                      (in millions, except per share data)


                                  Third Quarter        9 Months
                                  --------------    --------------
                                  FY 03    FY 02    FY 03    FY 02
EARNINGS AFTER TAX (EAT)
   Before unusual items           $ 255    $ 107    $ 756    $ 488
   Unusual items                    (15)     (25)     (64)     (84)
   SFAS No. 133 Adoption             --       --       --       (3)
                                  -----    -----    -----    -----
Net Earnings                      $ 240    $  82    $ 692    $ 401

AVG. DILUTED SHARES OUTSTANDING     379      378      377      330

EARNINGS PER SHARE (EPS)
   Before unusual items           $ .67    $ .28    $2.00    $1.48
   Unusual items                   (.04)    (.06)    (.17)    (.25)
   SFAS No. 133 Adoption             --       --       --     (.01)
                                  -----    -----    -----    -----
EPS                               $ .63    $ .22    $1.84    $1.22

Note: Numbers may not add due to rounding.










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U.S. Retail Segment Results
---------------------------

Third-quarter net sales for General Mills' domestic retail operations grew 14 percent to $1.91 billion, and operating profit nearly doubled to $449 million. Unit volume was up 7 percent from prior-year levels, which had declined 3 percent as companywide focus on integrating the Pillsbury businesses disrupted last year's operating momentum.

         Big G cereals led the third-quarter growth with unit volume up 16 percent versus a 6 percent decline last year. The strong increase reflected good performance by established brands including Honey Nut Cheerios, Cheerios, Cinnamon Toast Crunch and Total, coupled with introductory shipments for new Berry Burst Cheerios. Volume for Yoplait yogurt also grew 16 percent, matching 16 percent growth in the same period last year with strong performance by established lines and continued good results for Yoplait Whips! The Yoplait Nouriche yogurt beverage line is currently expanding to national distribution. Baking products volume for the third quarter grew 9 percent. Meals volume grew 2 percent led by dinner mixes and Progresso soup. Snacks volume grew 7 percent led by Nature Valley granola bars and PopSecret microwave popcorn. Pillsbury USA volume was down 1 percent for the quarter, as good gains by frozen baked goods and Totino's frozen snacks were offset by lower refrigerated dough volume.

         Through nine months, net sales for the U.S. Retail segment grew 30 percent to $5.67 billion and operating profits including unusual items increased 58 percent to $1.30 billion.








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Bakeries and Foodservice Segment Results
----------------------------------------

Third quarter net sales for the Bakeries and Foodservice segment grew 5 percent to $419 million, as pricing offset a 2 percent decline in unit volume. Shipments to foodservice distributors, restaurants, and retail and wholesale bakeries were down in the quarter, reflecting weak foodservice industry trends, and these declines more than offset double-digit growth in convenience store volume. Operating profit of $28 million was lower in the quarter, due to the volume decline and higher supply chain costs caused by the foodservice plant restructuring that is currently underway. Through the first nine months, Bakeries and Foodservice net sales increased 69 percent to $1.34 billion and operating profits including unusual items declined slightly to $98 million.

International Segment Results
-----------------------------

Net sales for the company's consolidated international businesses grew 5 percent in the third quarter to $316 million, and operating profits increased sharply to $22 million from $12 million a year earlier. Unit volume was up in every geographic region except Latin America, where macroeconomic conditions remain difficult. Through nine months, net sales more than doubled to $955 million, and operating profits totaled $65 million.











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


Joint Venture Summary
---------------------

Third-quarter net earnings from joint ventures totaled $13 million compared to $8 million last year. Cereal Partners Worldwide (CPW), the company's joint venture with Nestle, posted 6 percent unit volume growth in the period. Unit volume for the Snack Ventures Europe (SVE) joint venture with PepsiCo grew 10 percent. Combined earnings after tax for CPW and SVE totaled $10 million in the quarter. After tax earnings from the Haagen-Dazs joint ventures in Asia grew slightly in the quarter and more than offset development spending by the 8th Continent soy foods joint venture. Distribution of 8th Continent soymilk is expected to expand to the remaining 45 percent of the U.S. in June 2003.

         Through the first nine months of fiscal 2003, net earnings from joint ventures totaled $44 million compared to $20 million for the same period last year.

Corporate Items
---------------

Interest expense totaled $135 million in the third quarter, down from $146 million a year earlier due to favorable rates and lower debt levels. Unallocated corporate expense totaled $14 million pretax, compared to $26 million in last year's third quarter. The effective tax rate for the quarter was 35 percent, slightly higher than last year's third quarter rate. Average diluted shares outstanding for the quarter totaled 379 million compared to 378 million a year earlier.









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


Outlook
-------

"We're encouraged by the accelerating sales growth and margin improvement we've achieved through the first nine months of this year," Sanger noted. "Our strong levels of product news and marketing innovation are driving growth in our retail sales and market shares. As a result, we now expect full-year earnings to be a bit stronger than our earlier guidance. We currently anticipate 2003 earnings will total between $2.62 and $2.64 per share before unusual items. That's up slightly from our previous estimate of $2.60 to $2.62 for this year, and it's up more than 50 percent from the $1.70 per share we earned before unusual items in fiscal 2002."

         Including the estimated range of unusual items expense discussed above in this press release, net earnings per share for fiscal 2003 are estimated at $2.42 to $2.44. General Mills fiscal 2002 net earnings totaled $1.34 per share.

         General Mills also said it continues to expect fiscal 2004 net sales to grow at least 6 percent, fueled by strong planned levels of product innovation and the benefit of a 53rd week in the fiscal period. The company reiterated comfort with the First Call consensus EPS estimate for 2004 of approximately $3.00 per share.










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




General Mills will hold a briefing for investors today, March 19, 2003, beginning at 10:00 AM EST, 9:00 AM CST. You may access the webcast for this briefing from General Mills' internet home page at www.generalmills.com.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management's current expectations and assumptions. These forward-looking statements, including the statements under the caption "Outlook" and statements made by Mr. Sanger, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future volume and earnings could be affected by difficulties resulting from the Pillsbury acquisition, such as integration problems; failure to achieve synergies; unanticipated liabilities; inexperience in new business lines; and changes in the competitive environment. Our future results also could be affected by a variety of additional factors such as: competitive dynamics in the U.S. ready-to-eat cereal market, including pricing and promotional spending levels by competitors; the impact of competitive products and pricing; product development; actions of competitors other than as described above; acquisitions or disposals of businesses or assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards; customer demand; effectiveness of advertising and marketing spending or programs; consumer perception of health-related issues; economic conditions, including changes in inflation rates or interest rates; fluctuation in the cost and availability of supply chain resources, foreign economic conditions, including currency rate fluctuations; political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances.

                                      ####

                            GENERAL MILLS, INC.
                    CONSOLIDATED STATEMENTS OF EARNINGS
              (Unaudited) (In Millions, Except per Share Data)

                                                          13 Weeks Ended      39 Weeks Ended
                                                         -----------------   -----------------
                                                         Feb. 23   Feb. 24   Feb. 23   Feb. 24
                                                          2003      2002      2003      2002
                                                         -------   -------   -------   -------

Net Sales                                                $ 2,645   $ 2,379   $ 7,960   $ 5,625

Costs & Expenses:
   Cost of sales                                           1,595     1,481     4,698     3,236
   Selling, general and administrative                       543       601     1,750     1,394
   Interest, net                                             135       146       417       264
   Unusual items                                              22        39        98       133
                                                         -------   -------   -------   -------

       Total Costs and Expenses                            2,295     2,267     6,963     5,027
                                                         -------   -------   -------   -------

Earnings before Taxes and Earnings from Joint Ventures       350       112       997       598

Income Taxes                                                 123        38       349       214

Earnings from Joint Ventures                                  13         8        44        20
                                                         -------   -------   -------   -------

Earnings before cumulative effect of change
    in accounting principle                                  240        82       692       404

Cumulative effect of change in accounting principle           --        --        --        (3)
                                                         -------   -------   -------   -------

Net Earnings                                             $   240   $    82   $   692   $   401
                                                         =======   =======   =======   =======

Earnings per Share - Basic:

   Earnings before cumulative effect of change
        in accounting principle                          $   .65   $   .23   $  1.88   $  1.27

   Cumulative effect of change in accounting principle        --        --        --      (.01)
                                                         -------   -------   -------   -------

Earnings per Share - Basic                               $   .65   $   .23   $  1.88   $  1.26
                                                         =======   =======   =======   =======

Average Number of Shares - Basic                             369       366       368       319
                                                         =======   =======   =======   =======

Earnings per Share - Diluted:

   Earnings before cumulative effect of change
        in accounting principle                          $   .63   $   .22   $  1.84   $  1.23

   Cumulative effect of change in accounting principle        --        --        --      (.01)
                                                         -------   -------   -------   -------

Earnings per Share - Diluted                             $   .63   $   .22   $  1.84   $  1.22
                                                         =======   =======   =======   =======

Average Number of Shares - Assuming Dilution                 379       378       377       330
                                                         =======   =======   =======   =======

     See accompanying notes.

                               GENERAL MILLS, INC.
                               OPERATING SEGMENTS
                           (Unaudited) (In Millions)

                                    13 Weeks Ended        39 Weeks Ended
                                  ------------------    ------------------
                                  Feb. 23    Feb. 24    Feb. 23    Feb. 24
                                   2003       2002       2003       2002
                                  -------    -------    -------    -------

Net Sales:
    U.S. Retail                   $ 1,910    $ 1,679    $ 5,665    $ 4,371
    Bakeries and Foodservice          419        398      1,340        793
    International                     316        302        955        461
                                  -------    -------    -------    -------

       Total                      $ 2,645    $ 2,379    $ 7,960    $ 5,625
                                  =======    =======    =======    =======

Operating Profit:
    U.S. Retail                   $   449    $   234    $ 1,299    $   823
    Bakeries and Foodservice           28         38         98        102
    International                      22         12         65         21
    Unallocated Corporate Items       (14)       (26)       (48)       (84)
                                  -------    -------    -------    -------

       Total                      $   485    $   258    $ 1,414    $   862
                                  =======    =======    =======    =======



                               GENERAL MILLS, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (In Millions)

                                         (Unaudited)  (Unaudited)
                                         ----------   -----------
                                           Feb. 23,    Feb. 24,     May 26,
                                             2003        2002        2002
                                           --------    --------    --------
ASSETS
Current Assets:
  Cash and cash equivalents                $  1,202    $  1,323    $    975
  Receivables                                 1,111       1,141       1,010
  Inventories                                 1,086       1,043       1,055
  Prepaid expenses and other                    161         195         156
  Deferred income taxes                         280          62         241
                                           --------    --------    --------
    Total Current Assets                      3,840       3,764       3,437
                                           --------    --------    --------

Land, Buildings and Equipment                 4,749       4,511       4,618
  Less accumulated depreciation              (1,940)     (1,830)     (1,854)
                                           --------    --------    --------
    Net Land, Buildings and Equipment         2,809       2,681       2,764
Goodwill                                      6,372       8,572       8,473
Other Intangible Assets                       3,612          86          90
Other Assets                                  1,929       1,735       1,776
                                           --------    --------    --------

Total Assets                               $ 18,562    $ 16,838    $ 16,540
                                           ========    ========    ========

LIABILITIES AND EQUITY
Current Liabilities:
  Accounts payable                         $  1,286    $  1,202    $  1,217
  Current portion of debt                       120         611         248
  Notes payable                               1,746       3,648       3,600
  Other current liabilities                     804         781         682
                                           --------    --------    --------
    Total Current Liabilities                 3,956       6,242       5,747
Long-term Debt                                7,473       5,591       5,591
Deferred Income Taxes                         1,717         382         407
Other Liabilities                             1,104       1,076       1,066
                                           --------    --------    --------
    Total Liabilities                        14,250      13,291      12,811
                                           --------    --------    --------

Minority Interest                               300           5         153

Stockholders' Equity:
  Common stock                                5,676       5,727       5,733
  Retained earnings                           2,956       2,612       2,568
  Less common stock in treasury              (4,232)     (4,322)     (4,292)
  Unearned compensation                         (49)        (66)        (57)
  Accumulated other comprehensive income       (339)       (409)       (376)
                                           --------    --------    --------
    Total Stockholders' Equity                4,012       3,542       3,576
                                           --------    --------    --------

Total Liabilities and Equity               $ 18,562    $ 16,838    $ 16,540
                                           ========    ========    ========


                               GENERAL MILLS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL INFORMATION


(1) Last year's nine-month results include only sixteen weeks of the Pillsbury business, which was acquired October 31, 2001.

(2) In the third quarter of fiscal 2003, we recorded unusual items of $22 million pretax expense, $15 million after tax, representing expenses primarily related to relocating production from former Pillsbury facilities being closed and other Pillsbury transaction and integration costs.

     In last year's third quarter, we recorded unusual items totaling $39 million pretax expense, $25 million after tax, comprised of a $30 million pretax charge for a special contribution to the General Mills Foundation to increase its post-acquisition net assets to an appropriate level based on the guidelines of the Foundation; and $9 million pretax of Pillsbury transaction/integration costs.

     For the nine months ended February 23, 2003, unusual items totaled $98 million pretax expense, $64 million after tax, representing $41 million pretax charges associated with the closure of our St. Charles, Illinois plant, and $60 million of expenses primarily related to relocating production from former Pillsbury facilities being closed and other Pillsbury transaction and integration costs. These costs were partially offset by additional insurance settlements of $3 million pretax covering the 1994 oats handling incident.

     For the nine months last year, unusual items totaled $133 million pretax expense, $84 million after tax, comprised of $39 million pretax of Pillsbury transaction/integration costs; $87 million pretax of cereal reconfiguration charges; $30 million pretax charge for a General Mills Foundation funding adjustment; $4 million pretax of Squeezit beverage exit charges; and $3 million, net of insurance recovery, associated with a flash flood at our Cincinnati, Ohio, cereal plant; partially offset by additional pretax settlements of $30 million covering the 1994 oats handling incident.

(3) Effective with the first quarter fiscal 2002, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The cumulative effect of adopting this accounting change was a $3 million charge, as reflected on the consolidated statements of earnings.

(4)  In the fourth quarter of fiscal 2002, we adopted Emerging Issues Task Force
     (EITF) Issue 01-09, which resulted in the reclassification of certain sales incentive and trade promotion expenses from selling, general and administrative expenses to a reduction of net sales. The impact was a reduction of net sales, and a corresponding reduction in selling, general and administrative expense, of $726 million in the third quarter of fiscal 2002, and $1,593 million for the first nine months of fiscal 2002.

(5) The Pillsbury acquisition valuation and purchase price allocation was completed in the second quarter of fiscal 2003. Intangible assets included in the final allocation were acquired brands of $3.5 billion and goodwill of $5.6 billion. Deferred income taxes of $1.3 billion, associated with the brand intangibles, were also recorded.